UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2009

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii		96720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On March 10, 2009, the ML Macadamia Orchards, L. P. (“the Partnership”) and Hamakua Macadamia Nut Corporation (“Hamakua”) mutually agreed to settle all legal claims relating to their nut purchase agreement in exchange for Hamakua making a cash payment to the Partnership in the amount of $330,000, which was received by the Partnership on March 11, 2009.  The nut purchase agreement required Hamakua to purchase approximately 6 million field pounds of nuts during 2008, approximately 4 million field pounds per annum in the years 2009 to 2010, 2 million field pounds of nuts per annum in the years 2011 to 2012.  The Partnership commenced an action against Hamakua for breach of contract as a result of the failure and refusal of Hamakua to accept delivery of macadamia nuts during  and after 2008.  In accordance with this settlement agreement, the nut purchase agreement between the parties terminated on June 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: June 15, 2009
	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer